Exhibit 23.1
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                       INDEPENDENT AUDITORS' CONSENT
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The Board of Directors
Century Telephone Enterprises, Inc.


We consent to the use of our report dated January 29, 1997, related to the consolidated financial statements and related financial statement schedules of Century Telephone Enterprises, Inc. as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference and to the reference to our firm under the heading "Experts" in the prospectus constituting part of the Registration Statement on Form S-3 of Century Telephone Enterprises, Inc. to be filed on or about December 11, 1997.

/s/  KPMG Peat Marwick LLP
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KPMG PEAT MARWICK LLP


Shreveport, Louisiana
December 11, 1997